EXHIBIT 99.1

FOR IMMEDIATE RELEASE	September 25, 2003

Contact:	Craig J. Cerny
913-663-0180
Chairman and Chief Executive Officer

HARRINGTON WEST ANNOUNCES CAPITAL SECURITIES ISSUANCE

Harrington West Financial Group, Inc. (NASDAQ: HWFG), the holding company for Los Padres Bank and its division, Harrington Bank, announced today that it has completed a $15 million capital trust offering. The capital trust securities will bear an interest rate of three-month LIBOR plus 2.85 percent and will mature on October 8, 2033. The capital securities were issued through a newly formed trust, Harrington West Capital Trust I, in a private transaction. The securities constitute new funding and further strengthen Harrington West’s existing capital. The Placement Agent/Purchaser for the transaction was Sandler O’Neill & Partners, L.P.

The proceeds from this offering will be used to pay off a secured line of credit with a balance of $12.5 million provided by US Bank, NA and Harris Bank and Trust. The remainder of the proceeds will be used for expansion of Los Padres Bank’s operations. Harrington West is in the process of renegotiating its line of credit with its intercreditors on more favorable terms to provide further expansion capital. In commenting on the transaction, Chairman and CEO of Harrington West, Craig J. Cerny, stated “This issuance of floating rate capital securities will pay off our stock secured line of credit having a comparable cost of capital and provides a long-term source of capital to the Company for further expansion.”

This press release does not constitute an offer to buy or a solicitation to sell the capital securities.

Harrington West Financial Group, Inc, is an $864.1 million financial institution holding company for Los Padres Bank and its division Harrington Bank. It will operate 13 full-service banking operations on the central coast of California, Scottsdale Arizona, and the Kansas City metro after opening of its new offices in Overland Park, Kansas and Ventura, California. It also owns Harrington Wealth Management Company, a trust and investment management company with $117.6 million in assets under management or custody, and 51% of Los Padres Mortgage Company, LLC, a joint venture mortgage origination company, with Resources Marketing, Inc, the largest RE/MAX realty franchise in Arizona, holding the remaining 49%.

This Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Company’s beliefs and expectations concerning future operating results. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.